Exhibit 99.2

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
(in thousands)	2011	2010
		As adjusted
ASSETS

Current assets:
Cash and cash equivalents	$43,235	$71,974
Accounts receivable, less reserves of $1,612 and $2,013, respectively	129,972	102,600
Inventories, net	72,229	54,959
Prepaid expenses and other current assets	22,724	20,443
Total current assets	268,160	249,976

Long-term assets:
Property, plant and equipment, net	81,902	76,576
Investments and other long-term assets, net	63,300	60,184
Total long-term assets	145,202	136,760
Total assets	$413,362	$386,736

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$12,884	$1,689
Accounts payable	77,157	68,341
Accrued expenses and other current liabilities	52,567	42,753
Total current liabilities	142,608	112,783

Long-term liabilities:
Long-term debt	170,081	167,903
Other long-term liabilities	12,583	14,831
Total long-term liabilities	182,664	182,734

Shareholders' equity:
Preferred Shares, without par value, authorized 5,000 shares, none issued	-	-
Common Shares, without par value, authorized 60,000 shares, issued 26,451 and 25,994
shares and outstanding 25,576 and 25,393 shares, respectively, with no stated value	-	-
Additional paid-in capital	165,205	161,587
Common Shares held in treasury, 875 and 601 shares, respectively, at cost	(1,869)	(1,118)
Accumulated deficit	(66,838)	(77,620)
Accumulated other comprehensive (loss) income	(12,501)	4,062
Total Stoneridge Inc. and subsidiaries shareholders’ equity	83,997	86,911
Noncontrolling interest	4,093	4,308
Total shareholders' equity	88,090	91,219
Total liabilities and shareholders' equity	$413,362	$386,736